Exhibit 10.41

ASSET PURCHASE CONTRACT

by and among

WEIFANG YUHE POULTRY CO., LTD.

AND

Xin Yubin

INDEX

CHAPATER I DEFINITION AND INTERPRETATION		3

Article 1	Definition	3

CHAPATER II TRANSFERRED ASSETS		5

Article 2	Assets Transfer	5
Article 3	Transfer Price	5
Article 4	Pre-requisite Conditions for the Payment of Transfer Price and Closing	6
Article 5	Payment	8
Article 6	Tax Payable	8

CHAPATER III REPRESENTATIONS AND WARRANTIES OF ALL PARTIES		8

Article 7	Representations and Warranties of All Parties	8

CHAPATER IV DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF THE SELLER		9

Article 8	Disclosures, Representations and Warranties of the Seller	9
Article 9	General Representations and Warranties of the Seller	9
Article 10	Ownership	10
Article 11	Special Representations and Warranties of the Seller	10

CHAPATER V DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		12

Article 12	Disclosures, Representations and Warranties of the Purchaser	12

CHAPATER VI CONFIDENTIALITY		13

Article 13	Confidentiality	13

CHAPATER VII BREACH OF CONTRACT		14

Article 14	Liabilities for Violation of Representations or Warranties	14
Article 15	Liabilities for Breach of Contract	14

CHAPATER VIII FORCE MAJEURE		14

Article 16	Force Majeure	14

CHAPATER IX RESOLUTION OF DISPUTES		15

Article 17	Arbitration	15
Article 18	Validity of Arbitral Award	15
Article 19	Continuation of Rights and Obligations	15

CHAPATER X APPLICABLE LAW		16

Article 20	Applicable Law	16

Asset Purchase Contract

This Asset Purchase Contract (hereinafter referred to as the “Contract”) was made as of [ ] by and among the following Parties in China:

(1)	Seller: 【Xin Yubin】, a natural person who lives in [ ] and his I.D. number is [ ].

(2)
Purchaser: Weifang Yuhe Poultry Co., Ltd. (hereinafter referred to as the “Purchaser”), a company incorporated under the PRC law, with its legal address registered at [West of Shengchan Road, Dongnansun Village, North of Bonan Road, Nansun Township, Hanting District ] and its legal representative is [Gao Zhentao].

The Seller and Purchaser are hereinafter collectively as “Parties” and individually referred to as a “Party”.

WHEREAS,

(1)	The Seller mainly engages in broiler breeding and sale of those products;

(2)
Weifang Yuhe Poultry Co., Ltd, a wholly foreign-owned enterprise established in Weifang City, Shandong Province of PRC, will acquire and operate the assets being sold by Xin Yubin pursuant to this Contract;

(3)
Xin Yubin desires to sell to the Purchaser, and the Purchaser desires to purchase from Xin Yubin, substantially all of the assets of Xin Yubin used in or related to the business, in accordance with the terms and conditions of this Contract and relevant PRC laws and regulations.

Now, THEREFORE, in principle of equality and mutual benefits, through friendly negotiation, Parties hereto agree to reach, in accordance with Company Law of People’s Republic of China and other applicable PRC laws and regulations, the following contract.

Chapater I   Definition and Interpretation

Article 1	Definition

Unless otherwise prescribed and stipulated, the following terms defined in this Contract shall have the meanings set forth as follows:

“Xin Yubin” refers to the person named Xin Yubin who lives in [   ] and his I.D. number is [  ].

“Transferred Assets” refers to the portfolio of all assets transferred from Xin Yubin to the Purchaser as listed out in the Assets List of Appendix I hereto.

“PRC” means, for purpose of the Contract, People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“Claim” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising.

“Signing Date” means the date on which this Asset Purchase Contract is signed.

“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction and conditions whatsoever including:

(i)    any interest or right granted or reserved in or over or affecting the Transferred Assets; or

(ii)   the interest or right created or otherwise arising in or over the Transferred Assets under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)  any security over the Transferred Assets for the payment of a debt or any other monetary obligation or the performance of any other obligation.

“Material Adverse Change” means (1) Any investigation on Xin Yubin by governmental authorities that may affect the transfer of Transferred Assets; (2) Any law suit, arbitration or any other judicial proceedings involving Xin Yubin that may affect the transfer of Transferred Assets; (3) Any change would cause or reasonably may cause material adverse effect on the ownership, right of use or other rights of Transferred Assets.

“RMB” means the lawful currency of China.

“Third Party” means any natural person, legal person, other organization or entity, other than Parties hereto.

“Business Day” means any day on which all banks in Weifang City, Shandong Province are open for business.

Chapater II   Transferred Assets

Article 2	Assets Transfer

Pursuant to the terms stipulated in this Contract, at Closing Date (as defined in Article 4.6), Xin Yubin hereby agree to transfer to the Purchaser and the Purchaser agrees to accept from Xin Yubin the Transferred Assets with all the rights, ownership and interests, and free of any Claim or Encumbrances.

Article 3	Transfer Price

3.1       The Seller and the Purchaser after consultations have finally determined that the Transfer Price for the transfer of the Transferred Assets shall be RMB28,588,310 (hereinafter referred to as “Transfer Price”);

3.2	Terms of Payment

3.2.1	The Purchaser shall issue the amount of restricted shares (refers to the shares that are restricted pursuant to the relevant securities laws of the U.S.) of Yuhe valued at RMB28,588,310 to the Seller:
The day of Shares issuance: calculated in accordance with the middle price of US Dollar against RMB on the issuing day of the Shares; and USD10 per share of Yuhe.

3.2.2
The Purchaser shall issue RMB21,888,310 restricted shares to Xin Yubin after the Seller meets all pre-requisite conditions set forth in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract and the Transferred Assets are free of any Material Adverse Change from Signing Date to Closing Date (as defined in Article 4.6).

3.2.3
The remaining  RMB6,700,000 restricted shares will be issued to Xin Yubin on the 1st anniversary day of Initial Payment Date (as defined in Article 5.1) as the guarantee money to guarantee the interests of Purchaser.

3.2.4
The Purchaser will issue all the Shares to the Seller as of the Closing Date (as defined in the Asset Transfer Contract). However, 30% of the Shares of Yuhe (“Escrowed Shares”) shall be mutually escrowed by Yuhe and the Seller, and shall be delivered to the Seller when the Seller meets all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix II attached to the Asset Purchase Contract.

3.2.5	The Seller hereby represents, warrants and covenants that:

a)
The disposal of restricted shares of Yuhe shall comply with federal and state laws. The restricted legend of the restricted shares can be removed if the Seller receives an opinion of counsel reasonably according to Rule 144 under the Securities Act of 1933 within six months after the Seller receives the Shares.

b)	The certificates of restricted shares that the Seller receives will bear the legend.

c)	The net properties of the Seller or the mutual net properties of the Seller and his wife shall exceed USD1 million when the Purchaser issues the shares of Yuhe to the Seller.

d)
The Seller hereby confirms that the Shares to be received by the Seller will be acquired for investment for the Seller’s own account, and not with a view to the sale or the resale. The Seller has such knowledge and experience in financial and business matter that it is capable of evaluating the merits and risks of the investment and acknowledges that it can bear the high economic risk of its investment.

The Seller hereby confirms that he acquires the restricted shares not for the account of papers, magazines or similar mediums or any meetings and mass advertising.

Article 4	Pre-requisite Conditions for the Payment of Transfer Price and Closing

4.1
Under this Contract, the pre-requisite conditions for the issuance of RMB21,888,310 restricted shares of Yuhe to the Seller are: (1) The Seller shall meet all Pre-requisite conditions set out in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract, and (2) Transferred Assets are free of any Material Adverse Change from the Signing Date to Closing Date (as defined in Article 4.6).

4.2 Under this Contract, the pre-requisite conditions for the issuance of RMB6,700,000 restricted shares of Yuhe to the Seller (“Guarantee Money”) on the 1st anniversary day of Initial Payment Date (as defined in Article 5.1) are: (1) The Seller has fulfilled the obligations pursuant to the terms and conditions of this Contract, and no representation or warranty under this Contract is found to be misleading or untrue; and (2) the Seller meet all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix Ⅱ attached to the Contract. Otherwise the Purchaser shall have the right to deduct direct and indirect losses that it suffers from the guarantee money and remit the remaining guarantee money (“Remaining Guarantee Money”) into the account of Xin Yubin. Provided that the guarantee money can not make up for the losses suffered by the Purchaser, the Purchaser shall have the right to require the Seller to assume applicable liabilities and hold harmless the Purchaser against and from any loss and damages arisen thereto.

4.3 Provided that the Seller fails to meet all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix Ⅱ attached to the Contract, the Seller hereby guarantees that the contracting prices under the two land contracting management agreements executed between Xin Yubin and local rural committees shall remain the same during respective contracting period. Otherwise Xin Yubin shall assume all liabilities to the Purchaser and hold the Purchaser harmless against and from any loss and damages arisen from any increase of contracting prices.

4.4 The parties hereby confirm that the fulfillment of obligations that the Seller shall assume pursuant to Appendix Ⅱ attached to the Contract shall be subject to the written confirmation by the Purchaser. The pre-requisite conditions set forth in Appendix Ⅱ attached to the Contract shall not be deemed as having been satisfied until the Seller obtains the written confirmation issued by the Purchaser.

4.5 In the event that any of the conditions set forth in Article 4.1 and /or Article 4.2 have not been satisfied or implemented, and the Purchaser has not indicated its waiver of the said conditions or any one of them, in writing, the Purchaser shall not be obliged to pay the Transfer Price to Xin Yubin.

4.6 The Seller and the Purchaser hereby agree that the closing date shall be the third (3) Business Day from the date which the Seller fulfills all pre-requisite conditions set forth in Pre-requisite Conditions One of Appendix Ⅱ attached to the Contract (“Closing Date”).

4.7 The Parties shall conduct the assets delivery at the location of the Transferred Assets at the Closing Date: the Parties shall count and sort out the transferred Assets according to the Assets List of Appendix I hereto and make confirmations, and the Seller shall deliver relevant documents of Transferred Assets (including but not limited to the original materials, use right documents, technical documents and specifications of the Transferred Assets) to the Purchaser. The delivery completion shall base on the achievement of delivery confirmation letter in written form issued by the Purchaser, otherwise the Seller shall not be deemed as having fulfilled the assets delivery obligations.

4.8 After the assets delivery completion, the Seller shall assist the Purchaser in conducting relevant approval and filing procedures for the Purchaser’s continuing operation of the Transferred Assets according to the laws of PRC, to ensure the Purchaser can legally own or use the Transferred Assets.

4.9 After the assets delivery completion, the Purchaser immediately becomes the owner or user of Transferred Assets and shall enjoy any rights and interests relating to the Transferred Assets.

Article 5	Payment

5.1 The Purchaser shall issue RMB21,888,310 restricted shares of Yuhe to Xin Yubin in five (5) Business Days after the Closing Date. The initial payment date shall be the date when the Purchaser issues RMB21,888,310 restricted shares of Yuehe to Xin Yubin (“Initial Payment Date”).

The guarantee money will be paid to Xin Yubin on the 1st anniversary day of Initial Payment Date that is the second payment date. The Purchaser shall issue RMB6,700,000 restricted shares of Yuhe to Xin Yubin on the second payment date.

5.2 Xin Yubin shall issue to the Purchaser the evidential document of each payment received within five (5) business days. Provided that Xin Yubin fails to issue the evidential document to the Purchaser in the stipulated time, the Purchaser shall have the right to refuse to pay the transfer price thereafter and shall not be deemed as the breach of Contract.

Article 6	Tax Payable

Any taxes or fees arising out of and payable pursuant to the fulfillment of the terms of this Contract by the Seller or the Purchaser shall be payable by the respective Party which is liable for the taxes or fees under the provisions of relevant laws and regulations of China.

Chapater III    Representations and Warranties of All Parties

Article 7	Representations and Warranties of All Parties

7.1 The Seller and the Purchaser confirm that from the Signing Date this Contract shall be a document having legal binding effect on all Parties.

7.2 At the time of signing this Contract, the Seller and the Purchaser state that the documents and information provided to any other Party or their agencies (including without limitation to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date shall remain effective and confirm that where there are discrepancies therein with the terms of this Contract, this Contract shall prevail.

7.3 The Seller and the Purchaser hereby agree that the contracts or documents pertaining to the assets transfer entered into between all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4 All rights and obligations enjoyed or assumed previously by Xin Yubin over the Transferred Assets shall be entirely transferred to the Purchaser after the Closing date.

Chapater IV    Disclosures, Representations and Warranties of the Seller

Article 8	Disclosures, Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser that:

8.1 All information and facts relating to Transferred Asserts that are in the possession of the Seller or are known to any of the Seller which will have a substantive and adverse effect on the Seller’s ability to fulfill any of its obligations in this Contract or when disclosed to the Purchaser shall have a substantive effect on the willingness of the Purchaser to sign and fulfill its obligations under this Contract, have been disclosed to the Purchaser and the information provided by the Seller to the Purchaser does not contain any representation that is untrue or misleading.

8.2 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Seller and/or Transferred Assets that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

8.3
Regarding the documents and information provided by the Seller to the Purchaser and/or Purchaser’s agencies (including but not limited to the lawyers, appraiser, financial consultants, etc.) prior to the Signing Date, the Seller hereby undertakes that:

8.3.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;
8.3.2	all documents provided to the Purchaser and/or Purchaser’s agencies as originals are authentic and complete;
8.3.3	all signatures appearing on documents provided to the Purchaser and/or Purchaser’s agencies as originals or copies of originals (seal) are genuine;
8.3.4	The Seller has drawn to the attention of Purchaser and/or Purchaser’s agencies all matters that are material for the Purchaser to proceed with the transaction as contemplated in this Contract.

Article 9	General Representations and Warranties of the Seller

9.1
Xin Yubin is a natural person operating business legally in accordance with PRC laws with all civil abilities to enter into this Contract and fulfill all of their obligations stipulated herein. Signing this Contract and fulfilling all of their obligations stipulated herein by Xin Yubin shall not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Xin Yubin is a party to or is bound by.

Article 10	Ownership

10.1 The Seller legally owns all land use right in the Transferred Assets and has full authority and right to transfer the Transferred Assets to the Purchaser.

10.2 The Seller hereby undertakes and warrants up to and including the Initial Payment Date that the Transferred Assets are not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights).

Article 11	Special Representations and Warranties of the Seller

The Seller hereby specially represents and warrants to the Purchaser that:

11.1 Xin Yubin is a natural person operating business legally in accordance with PRC laws. By the Initial Payment Date, Transferred Assets are free of any Claim or Encumbrance (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights).

11.2 The Seller hereby confirms and warrants that provide that any failure to pay the registered capital, false capital contribution, overrated capital contribution and flight of capital contribution happens to Xin Yubin, the Seller shall assume all the responsibilities by himself and the Purchaser shall never and ever assume any responsibility. The Seller shall assume all liabilities to the Purchaser and hold the Purchaser harmless against and from any direct and indirect losses arisen from any above-mentioned acts.

11.3 The Seller hereby confirm and warrant to the Purchaser that Xin Yubin will each execute a land contracting management agreement with the Purchaser regarding two pieces of land in the Transferred Assets, which provides that henhouses and equipments belong to the Purchaser, office buildings are used by the Purchaser and any compensation arisen thereto shall exclusively belong to the Purchaser. Provided that the Seller achieves such compensation improperly, the Seller shall fully return such compensation to the Purchaser.

11.4 Given that Xin Yubin and the local rural committees haven’t stipulated the assets disposal in the two land contacting management agreements, respectively 116.45Mu and 47 Mu, the Seller hereby confirms and warrants to the Purchaser that the Purchaser shall exclusively enjoy the ownership, use right and all compensation achieved arisen from governmental takeover no matter how assets on such two pieces of land will be disposed. Provided that the Seller achieves such compensation improperly, The Seller shall fully return such compensation to the Purchaser.

11.5 There has not been and is not any investigation, prosecutions, disputes, claims or other proceedings (whether current, pending or threatened) in respect of Xin Yubin, nor Xin Yubin has been punished or The Seller can foresee any punishment to be made by any administrative authorities of the PRC before the assets transfer under this Contract and such punishment may affect the ownership and use of Transferred Assets of the Purchaser, except for those disclosed to the Purchaser prior to Closing Date.

11.6 The Seller hereby warrants that all tax, fees, charges, penalties and expenses payable to or required to pay to any PRC governmental authorities have been fully paid. By the Signing Date of this Contract, there has been no default in the payment of such tax, fees, charges, penalties and expenses. The Seller shall assume the all liabilities in case of any losses, damages or any penalties suffered by the Purchaser due to any investigation, prosecutions, disputes, claims or other proceedings prior to the assets transfer under this Contract and shall fully indemnify the Purchaser all losses arisen thereto.

11.7 The Seller hereby confirms and warrants to the Purchaser that no matter before or after the assets transfer, the Purchaser shall assume no responsibilities of any debts of the Seller and the Seller shall have no right to repay such debts with Transferred Assets, except for those debts disclosed to the Purchaser prior to Closing Date.

11.8 The Seller hereby irrevocably represents and warrants that Transferred Assets are free of any mortgage, pledge and guarantee. Xin Yubin shall assume all liabilities in case of any losses or damages suffered by the Purchaser due to the undisclosed security (if any) and shall indemnify the Purchaser all losses arisen thereto.

11.9 Prior to the signing of this Contract, the Seller has entirely disclosed all information regarding any Encumbrances in the Transferred Assets. As of the Initial Payment Date, such information remains complete, authentic, accurate and true.

11.10 The Seller hereby confirms and warrants to the Purchaser that he will ensure the normal operation and management of Transferred Assets prior to the Closing Date and the Transferred Assets will be free of any Encumbrances and any Material Adverse Change.

11.11 After the Closing Date, the Seller shall actively assist the Purchaser in achieving relevant approvals, permits and consents to operate broiler breeding farms and try the best to obtain fiscal support regarding broiler breeding from governmental authorities.

11.12 The Seller hereby confirm and warrant to the Purchaser that the Seller will try the best to obtain approvals and registrations to ensure the lawful operation by the Purchaser of Transferred Assets. Provided that transfer of Transferred Assets are deemed to be void or rights of the Purchaser are harmed arisen from Seller’s failure to obtain such approvals and registrations, Xin Yubin shall assume all liabilities to the Purchaser and hold the Purchaser harmless against and from any direct and indirect losses suffered by the Purchaser.

11.13 Before the Closing Date, the Seller hereby confirms and warrants to the Purchaser that all losses, damages and destruction of Transferred Assets shall be born by the Seller.

11.14 The Purchaser is entitled to deduct from the Guarantee Money its direct and indirect losses and, where the Guarantee Money is insufficient to make up the losses, to acquire the consideration of Yuhe shares to be received by the Seller as the compensation in case of any infringement of any representations and warranties stated hereinabove by the Seller or in case that the Seller fails to meet any or all pre-requisite conditions set forth in Conditions Two of Appendix II attached hereto.

Chapater V   Disclosures, Representations and Warranties of the Purchaser

Article 12	Disclosures, Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller that：

12.1 The Purchaser is a legal entity that has been duly established and it is validly and legally in existence and also operating normally in accordance with the PRC laws.

12.2 The execution and performance of this Contract by the Purchaser will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations of Purchaser’s articles of association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that the Purchaser is a party to or is bound by.

12.3 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Purchaser that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

Chapater VI   Confidentiality

Article 13	Confidentiality

13.1 All Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

13.1.1	Keep the aforesaid Confidential Information confidential;

13.1.2
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

13.2	The provisions of the aforesaid Article 13.1 shall not apply to the following Confidential Information:

13.2.1
which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

13.2.2	which has become public information by means not attributable to any breach by the receiving Party;

13.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

13.3 As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set forth in this Chapter VI shall remain binding on it.

Chapater VII   Breach of Contract

Article 14	Liabilities for Violation of Representations or Warranties

14.1 If any representation or warranty made by any Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense (including any attorneys’ fee and litigation and arbitration fee) arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

14.2 Each representation and warranty set forth in this Contract is to be construed independently.

14.3 For the avoidance of doubt, the Seller hereby unconditionally and irrevocably agrees and confirms that he shall be liable for any liability for any breach of representation or warranty.

Article 15	Liabilities for Breach of Contract

15.1 In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for any liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In case of breach of Contract by all Parties hereto, a Party shall respectively assume liabilities for any loss or damage, or any other liabilities, arising out of its breach of Contract, against other Parties.

15.2 In the event that the Seller fails to meet any conditions set forth in Appendix II or violates any representation, warranty or obligations under this Contract, without account of the intention or gross negligence of the Purchaser, the Seller shall pay RMB 1,000,000 to the Purchaser, in addition to the compensation for any direct or indirect loss arising therefrom.

Chapater VIII   Force Majeure

Article 16	Force Majeure

16.1 The Force Majeure shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

16.2 In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set forth in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

16.3 The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapater IX   Resolution of Disputes

Article 17	Arbitration

Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

Article 18	Validity of Arbitral Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 19	Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfill their other respective obligations stipulated in this Contract.

Chapater X   Applicable Law

Article 20	Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapater XI   Miscellaneous

Article 21	Non-Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 22	Transfer

Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer nor assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

Article 23	Amendment

23.1 This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

23.2 This Contract may not be amended verbally. Only a written document signed by all Parties indicating their consent to such amendment shall be effective.

Article 24	Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 25	Language

This Contract is written in the Chinese Language.

Article 26	Effectiveness of Text and Appendixes

26.1 The Contract shall be effective from the execution of Parties hereof. The Contract shall be executed in three (3) original sets in Chinese, with Parties hereto holding one (1) set respectively.

26.2 The Appendixes to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

Article 27	Notification

27.1 Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) business days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt.  If they are sent by facsimile, the date of receipt shall be deemed to be three (3) business days after transmission, subject to a facsimile confirmation report evidencing this.

27.2 All notices or communications shall be sent to the following addresses, unless and until any such address is changed by a written notice to the other Party:

Address of Xin Yubin:
Tel:
Fax Number:
To:

Address of the Purchaser: [No. 301, Hailong Road, Hanting District, Weifang City, Shandong Province]
Tel: [0536-7363788]
Fax Number: [0536-7363788]
To:  [Gao Zhentao]

Article 28	Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

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IN WITNESS WHEREOF, the duly authorized representatives of the Seller and the Purchaser have signed this Contract on the date first above written.

Seller: Xin Yubin

 (Seal)

Signature：_______________

Purchaser: Weifang Yuhe Poultry Co., Ltd.

  (Seal)

Authorized Representative (Signature)：_______________

Appendix I Assets List

Transferred Assets

1.	Two piece of land

Information of the land contracting management contract
Contractees	Contractors	Signing Date	Contracting Period	Area of Land	Contracting Fees	Term of Payment
Wazigou Villager Committee, Maodianzi Town, Kuandian County	Xin Yanjun	April 22, 2008	(April 19, 2008 – April 19, 2058) 50 years	116.45 Mu	RMB1,400/Mu per year, amounted to RMB7,662,410
Houbianwai Villager Committee, Ciyutuo Town, Liaozhong County	Xin Yubin		30 years	47 Mu	RMB1,400/Mu per year, amounted to RMB1,710,800

2.	House Property

Name	Structure	Number of Rooms	Area of Offices (Square Meters)	Number of Henhouses	Specification of Henhouses (Length/width)	Area of Henhouses (Square meters)	Total building are (square meters)
Chicken Farm 1	Brick concrete and steel structure	25	450	20	80m*11m	17600
Chicken Farm 2	Brick concrete structure	20	360	15	80m*15m	12000

3.	Equipments

Name	Specification	Number

1. Hencoop	-	-
Chicken Farm 1	-	4660
Chicken Farm 2	-	3710
2. Feeding Equipments	-	-
Chicken Farm 1	Feed tank	2330
Chicken Farm 2	Feed tank	1855
3. Water Supply Equipments	-	-
Chicken Farm 1	Water line	53200
Chicken Farm 2	Water line	34200
4. Ventilation Equipments	-	-
Chicken Farm 1	-	80
Chicken Farm 2	-	60
5. Cooling Equipments	-	-
Chicken Farm 1	Brick drencher curtain	20
Chicken Farm 2	Brick drencher curtain	15

Appendix II Pre-requisite Conditions

Pre-requisite Conditions

Pre-requisite Conditions One

The Seller hereby irrevocably confirms and guarantees to fulfill all following conditions precedent:

(A)	Purchaser’s satisfaction with the results of legal and financial due diligence on the transferred assets;

(B)	Xin Yubin each enters into the land contracting management agreement with the Purchaser regarding the two pieces of land in the Transferred Assets;

(C)
Xin Yubin lawfully holds transferred assets which are free of any Claims or Encumbrances (including but not limited to any form of mortgage, pledge, guarantee, lien or any other form of Third Party rights);

(D)	Agreement of Xin Yubin to consent to the transfer of Transferred Assets;

Pre-requisite Conditions Two

Within one year from the Closing Date of this Contract, the Seller shall try their best to achieve all approvals, registrations for its lawful transfer of Transferred Assets to the Purchaser in accordance with PRC Law, and ensure that the Purchaser can legally manage the Transferred Assets, including but not limited to following procedures:

(A) Xin Yubin confirms that the two land contracting management agreements has been approved by at least two thirds of peasants of Village Meeting or one third peasant representatives of local collective economic organization;

(B) Xin Yubin confirms that it will achieve the consent of local village committees regarding its transfer of land contracting management rights of two pieces of land to the Purchaser and will register the transfer of land contracting management rights in the local village committee;